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Corporate and Investor Relations

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LEADING INDUSTRY EXECUTIVE JOINS
HOUSE OF TAYLOR JEWELRY’S BOARD OF DIRECTORS

WEST HOLLYWOOD, CA – July 2, 2007 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today announced that John Moretz has been elected to the company’s board of directors.

Moretz, 57, is chief executive officer of GoldToeMoretz, LLC, a global leader in the hosiery industry with a portfolio of brands including Gold Toe, PowerSox, Kathy Ireland, New Balance and Under Armor.

Moretz fills a vacancy on House of Taylor Jewelry’s five-member board following the resignation of Monty Abramov, 36, who will continue to serve as House of Taylor Jewelry’s executive vice president and design director.

Based in Newton, North Carolina, GoldToeMoretz has a leading market position in the department store and specialty sporting goods channels, as well as a significant presence in the mass market channel. Winner of Wal-Mart’s Supplier of the Year award in 2003, 2004 and 2005 and Under Armor’s Licensee of the Year award in 2006, Moretz also founded Moretz Marketing, Inc., which manages lifestyle brands and has partnerships with Kathy Ireland, John Elway and Ronnie Lott.

“We are thrilled to welcome John to the board, along with the breadth of retail and marketing expertise he will bring to our organization,” said Jack Abramov, president, chief executive officer and chairman of House of Taylor Jewelry. “His leadership in growing GoldToeMoretz to become a global leader in the hosiery industry will serve our company well, as we continue to expand House of Taylor Jewelry’s marketing and distribution channels.”

About House of Taylor Jewelry

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth™, House of Taylor Jewelry™, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry. More information on the company can be found at www.hotj.com.

Certain statements included in this press release, including, but not limited to, expanding House of Taylor Jewelry’s marketing and distribution channels, constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and

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Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products in the marketplace; and the characteristics and pricing of the company’s branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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